As filed with the Securities and Exchange Commission on February 13, 2026
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SuperCom Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Rothschild Street, Tel Aviv 6688106, Israel
(Address of Principal Executive Offices)(Zip Code)

SuperCom Ltd.
The 2026 Israeli Share Option Plan
(Full title of the plan)

SuperCom, Inc.
160 Franklin Street, Suite 310
Oakland, CA 94607
(510) 505-2600 (phone)
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Sasha Ablovatskiy, Esq. Jonathan Shechter, Esq.
Foley Shechter Ablovatskiy LLP
641 Lexington Ave., 14th Floor
New York, NY 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Statement

This Registration Statement on Form S-8 registers the offer and sale of 1,580,000 ordinary shares, par value NIS 0.01 per share (“ordinary shares”), of SuperCom Ltd. (the “Company,” “we,” “us” or “our”) for issuance under the Company’s 2026 Israeli Share Option Plan (the “2026 Plan”), which awards generally vest over a four-year period, subject to the terms of the 2026 Plan.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Item 1. Plan Information.

We will provide each recipient (a “Recipient”) of a grant under the 2026 Plan with documents that contain information related to the 2026 Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (this “registration statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives ordinary shares covered by this registration statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Arie Trabelsi Chairman of the Board
SuperCom Ltd.
3 Rothschild Street, Tel-Aviv 6688106 Israel
+972 (9) 889-0850

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2024, filed with the SEC on April 28, 2025 (File No. 001-33668);

•	our Reports on Form 6-K, filed with the SEC on January 23, 2025, January 31, 2025, February 7, 2025, February 19, 2025 and September 26, 2026 (File No. 001-33668);

•
our Registration Statement on Form 8-A, filed with the SEC on September 12, 2013 under the Exchange Act, that contains the description of our ordinary shares and any amendment or report filed with the SEC for the purpose of updating that description (File No. 001-33668); and

•
our Post-Effective Amendment No. 1 to our Registration Statement on Form F-1, filed with the SEC on September 11, 2024, that contains the description of certain of our outstanding warrants (File No. 333-279147).

In addition to the foregoing, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions,  and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the SEC, in each case, (1) on or after the date of filing of this registration statement and prior to the effectiveness of this registration statement, and (2) on or after the date of this registration statement until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Exculpation of Office Holders

Under the Israeli Companies Law (the “Companies Law”), an Israeli company may not exculpate an office holder from liability for breach of his duty of loyalty, but may exculpate in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care, provided the articles of association of the company allow it to do so. Our Articles of Association allow us to exculpate our office holders from liability towards us for breach of duty of care to the maximum extent permitted by law.

Office Holder Insurance

Our Articles of Association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders for any act done by him or her by virtue of being an office holder, in respect of any of the following:

•	a breach of duty of care towards us or any other person;
•	a breach of fiduciary obligations towards us, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not be to our detriment;
•	a financial liability imposed on him or her in favor of another person; or
•	any other event for which insurance of an office holder is or may be permitted.

Indemnification of Office Holders

Our Articles of Association provide that we may indemnify an office holder for the following cases of liability and expenses incurred by him or her as a result of an act done by him or her by virtue of being an office holder:

•
financial liability imposed upon said office holder in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law;

•	reasonable expenses of the proceedings, including lawyers’ fees, expended by the office holder or imposed on him by the court for:
o	proceedings issued against him by or on behalf of our company or by a third party;
o	criminal proceedings in which the office holder was acquitted;
o	criminal proceedings in which he was convicted in an offense, which did not require proof of criminal intent; or
o	any other liability or expense for which the indemnification of an officer holder is not precluded by law.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders. In addition, we have granted indemnification letters to our office holders.

Limitations on Exculpation, Insurance and Indemnification

The Companies Law provides that a company may not exculpate or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his or her duty of loyalty towards the company unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly;
•	any act or omission done with the intent to derive an illegal personal benefit; or
•	any fine levied against the office holder.

Required Approvals

In addition, under the Companies Law, any exculpation of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, an additional approval by our shareholders is required.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Companies Law or the provisions of Our Articles of Association.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit	Description
4.1
Form of Stock Certificate representing ordinary shares (filed as Exhibit 2.1 to the Company’s Registration Statement on Form F-1 (File No. 333-189810), filed with the SEC on July 3, 2013, and incorporated herein by reference).

4.2	Form of Warrant, dated March 31, 2023 (filed as Exhibit 4.2 to the Company’s Report on Form 6-K, filed with the SEC on March 31, 2023, and incorporated herein by reference).
4.3
Form of Warrant, dated August 3, 2023 (filed as Exhibit 4.4 to the Company’s Registration Statement on Form F-1 (File No. 333-273291), filed with the SEC on August 1, 2023, and incorporated herein by reference).

4.4	Form of Warrant, dated November 15, 2023 (filed as Exhibit 4.2 to the Company’s Report on Form 6-K, filed with the SEC on November 15, 2023, and incorporated herein by reference).
4.5	Form of Warrant, dated January 19, 2024 (filed as Exhibit 4.1 to the Company’s Report on Form 6-K, filed with the SEC on January 22, 2024, and incorporated herein by reference).
4.6	Form of Warrant, dated April 16, 2024 (filed as Exhibit 4.1 to the Company’s Report on Form 6-K, filed with the SEC on April 16, 2024, and incorporated herein by reference).
4.7	Form of Warrant, dated April 19, 2024 (filed as Exhibit 4.2 to the Company’s Report on Form 6-K, filed with the SEC on April 19, 2024, and incorporated herein by reference).
4.8
Letter Agreement, dated February 19, 2025, between the Company and the holder of the Original Warrants identified on the signature page thereto (filed as Exhibit 4.1 to the Company's Report on Form 6-K, filed with the SEC on February 19, 2025, and incorporated herein by reference).

4.9	Form of Warrant, dated March 10, 2025 (filed as Exhibit 4.2 to the Company’s Report on Form 6-K, filed with the SEC on February 19, 2025, and incorporated herein by reference).
5.1*	Opinion of S. Friedman, Abramson & Co, Israeli legal counsel to the registrant, re legality (including consent)
23.1*	Consent of Yarel + Partners, independent registered public accounting firm.
23.2*	Consent of S. Freidman &Co, Israeli legal counsel to the registrant (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this Registration Statement).
99.1*	SuperCom Ltd. 2026 Israeli Share Option Plan.
107*	Filing Fee Table.
_______________________________
*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3 to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on February 13, 2026.

SUPERCOM LTD.

By:	/s/ Arie Trabelsi
Name:	Arie Trabelsi
Title:	Chairman of the Board

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Ordan Trabelsi and Arie Trabelsi and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ordan Trabelsi	President and Chief Executive	February 13, 2026
Ordan Trabelsi	Officer (Principal Executive Officer)

/s/ Arie Trabelsi	Acting Chief Financial Officer and Chairman (Acting Principal Financial and Accounting Officer)	February 13, 2026
Arie Trabelsi

/s/ Oren Raoul De Lange	Director	February 13, 2026
Oren Raoul De Lange

/s/ Shoshana Cohen Shapira	Director	February 13, 2026
Shoshana Cohen Shapira

/s/ Tal Naftali Shmuel	Director	February 13, 2026
Tal Naftali Shmuel